Exhibit 5.1

July 6, 2011

National Retail Properties, Inc.

450 South Orange Avenue

Orlando, FL 32801

Ladies and Gentlemen:

We have acted as counsel for National Retail Properties, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company (the “Offering”) of $300,000,000 principal amount of its 5.500% Notes due 2021 (the “Notes”), pursuant to the Underwriting Agreement dated June 28, 2011 between the several underwriters listed on Schedule I thereto (the “Underwriters”) and the Company (the “Agreement”). The Notes are being issued under the Indenture dated as of March 25, 1998, as supplemented by the Tenth Supplemental Indenture dated as of July 6, 2011, between U.S. Bank National Association, as successor trustee (the “Trustee”), and the Company (as so supplemented, the “Indenture”).

We have reviewed (a) the Agreement, (b) the Indenture, (c) the Registration Statement on Form S-3 (File No. 333-157583) (the “Registration Statement”) filed by the Company to register the offer and sale of the Notes with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), (d) the Prospectus dated February 27, 2009, as supplemented by the Prospectus Supplement dated June 28, 2011, relating to the offer and sale of the Notes (the “Prospectus”), filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act. We have also reviewed such other agreements, documents, records, certificates and other materials, and have satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for this opinion.

In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons. In delivering this opinion, we have relied, without independent verification, as to factual matters, on certificates and other written or oral statements of governmental and other public officials and of officers and representatives of the Company, the Underwriters and the Trustee.

On the basis of the assumptions and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to and limited by the effect of (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and other laws affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing

This opinion is limited to the laws of the State of New York and the Maryland General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K pertaining to the Offering filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in each of the

Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

PILLSBURY WINTHROP SHAW PITTMAN LLP